Exhibit 99.1

49 Old Bloomfield Avenue Mountain Lakes, New Jersey 07046-1495 973-299-4000

Memorandum

To:	Barbara Moss
From:	Dennis Conroy
cc:	Brian Delle Donne, Susan Muller
Date:	February 7, 2007

Barbara,

I am writing to confirm the conversation we had during which we discussed your continued role during the “wind-down” period as set forth below.

•	Your employment will continue through December 31, 2007 or until formation of the liquidating trust,

•	You will be paid regular wages on a semi-monthly basis at your current base salary through end of your employment.

•	During the remainder of this year, you will be principally responsible for the day-to-day management of the Company’s affairs,

•	We will reach agreement at an appropriate date for your relocation back to Florida (along with suspension of your housing payment)later in the year,

•	After relocation and as business needs dictate, you will travel to New Jersey for short-term stays

•	Reimbursement for relocation expenses not to exceed $5,000.00 will be remitted to you upon receipt of proper documentation.

•	Your separation package will be trigged upon your last day worked, includes the following:

	o	Professional Outplacement assistance at the end of your term,

	o	Pay out for current period accrued but unused vacation (not to exceed two weeks base salary) post-employment as per company policy,

	o	Severance pay in the amount of $75,000.00

This offer, its terms should be kept strictly confidential.  Failure to perform your duties at a professional level may result in forfeiture of severance, outplacement and relocation expense.  If this meets with your agreement and understanding of what we discussed, please sign this letter, return to Susan Muller who will provide you with a countersigned copy.

Thanks for your loyalty and your very professional commitment to our efforts here. I look forward to working with you as we go forward.

Accepted:		Date:__________________

Barbara Moss

Authorized:		Date:___________________

Dennis Conroy